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                                                                      EXHIBIT 15


                                                          May 13, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Continental Natural Gas, Inc.
         Registration on Form S-8

We are aware that our reports dated May 5, 1998 on our review of interim financial information of Continental Natural Gas, Inc. for the three month periods ended March 31, 1998 and 1997 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998 is incorporated by reference in the Company's registration statements on Form S-8 (File No. 333-43015). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                                        COOPERS & LYBRAND L.L.P.